Results of Meeting of Shareholders

AXP INTERMEDIATE TAX-EXEMPT FUND

REGULAR MEETING OF SHAREHOLDERS HELD ON NOVEMBER 13, 2002

(UNAUDITED)

A brief description of each proposal voted upon at the meeting and the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each proposal is set forth below.

Proposal 1
To elect the thirteen nominees specified below as Board members*.

                       Shares Voted "For"   Shares Withholding Authority to Vote
Arne H. Carlson          111,067,180.857                4,207,907.902
Philip J. Carroll, Jr.   111,220,439.167                4,054,649.592
Livio D. DeSimone        111,143,134.319                4,131,954.440
Barbara H. Fraser        111,328,734.014                3,946,354.745
Ira D. Hall              111,226,193.508                4,048,895.251
Heinz F. Hutter          111,021,452.228                4,253,636.531
Anne P. Jones            111,267,774.723                4,007,314.036
Stephen R. Lewis, Jr.    111,343,116.560                3,931,972.199
Alan G. Quasha           111,082,064.221                4,193,024.538
Stephen W. Roszell       111,329,907.467                3,945,181.292
Alan K. Simpson          110,869,729.142                4,405,359.617
Alison Taunton-Rigby     111,192,665.927                4,082,422.832
William F. Truscott      111,357,443.913                3,917,644.846

Proposal 2

To Amend the Articles of Incorporation/Declaration of Trust*:

2(a). To allow one vote/dollar instead of one vote/share.

Shares Voted "For"    Shares Voted "Against"    Abstentions    Broker Non-Votes
  94,494,730.421           8,926,861.360       5,207,069.978     6,646,427.000

* Denotes Registrant-wide proposals and voting results.
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Results of Meeting of Shareholders

AXP TAX-EXEMPT BOND FUND

REGULAR MEETING OF SHAREHOLDERS HELD ON NOVEMBER 13, 2002

(UNAUDITED)

A brief description of each proposal voted upon at the meeting and the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each proposal is set forth below.

Proposal 1

To elect the thirteen nominees specified below as Board members*.

                        Shares Voted "For"  Shares Withholding Authority to Vote
Arne H. Carlson           111,067,180.857               4,207,907.902
Philip J. Carroll, Jr.    111,220,439.167               4,054,649.592
Livio D. DeSimone         111,143,134.319               4,131,954.440
Barbara H. Fraser         111,328,734.014               3,946,354.745
Ira D. Hall               111,226,193.508               4,048,895.251
Heinz F. Hutter           111,021,452.228               4,253,636.531
Anne P. Jones             111,267,774.723               4,007,314.036
Stephen R. Lewis, Jr.     111,343,116.560               3,931,972.199
Alan G. Quasha            111,082,064.221               4,193,024.538
Stephen W. Roszell        111,329,907.467               3,945,181.292
Alan K. Simpson           110,869,729.142               4,405,359.617
Alison Taunton-Rigby      111,192,665.927               4,082,422.832
William F. Truscott       111,357,443.913               3,917,644.846

Proposal 2

To Amend the Articles of Incorporation/Declaration of Trust*:

2(a). To allow one vote/dollar instead of one vote/share.

Shares Voted "For"    Shares Voted "Against"    Abstentions    Broker Non-Votes
  94,494,730.421           8,926,861.360       5,207,069.978     6,646,427.000

* Denotes Registrant-wide proposals and voting results.